May 16, 2013

Sagard Capital Partners, L.P.

325 Greenwich Avenue

Greenwich, Connecticut 06830

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is written to confirm certain arrangements between Hudson Global, Inc. (the “Company”) and Sagard Capital Partners, L.P. (“Sagard”).

In exchange for good and valuable consideration, the Company and Sagard agree as follows:

1. Effective from and after the date hereof (the “Effective Date”), the Company hereby affirms that Dan Friedberg will be invited to attend meetings of the Board of Directors of the Company (the “Board of Directors” or the “Board”) and each committee of the foregoing as a non-voting guest (“Guest”).

2. The Guest shall be entitled to receive notice of and have the right to attend any and all meetings of the Board of Directors and each committee of the foregoing in a non-voting guest capacity. The Company shall provide the Guest with copies of all notices, minutes, consents and other materials in connection therewith at the same time as such materials are distributed to members of the Board of Directors and each committee of the foregoing; provided, that the Company, the Board of Directors and each committee of the foregoing shall have the right to withhold any information and to exclude the Guest from any meeting or portion thereof (A) if doing so is, in the opinion of counsel to the Company, advisable or necessary to protect the attorney-client privilege between the Company and counsel, and (B) the Board of Directors, the Chairman or the Lead Director of the Company determines, in good faith, that the Guest’s receipt of minutes, notices, consents, and other materials or attendance at all or part of any meeting is inappropriate. As to each meeting held outside New York, New York which is attended by the Guest pursuant to this Letter Agreement, the Company will reimburse the Guest for all expenses incurred by the Guest in attending and participating in such meeting in accordance with the written procedures and requirements applied by the Company to the reimbursement of expenses incurred by non-employee directors in connection with attending and participating in such meetings.

3. The Company may require the Guest to agree in writing to be bound by the confidentiality terms on Annex I hereto. Furthermore, from and after the date of this Letter Agreement, Guest also hereby agrees to the terms and conditions set forth on Annex I hereto. The Company shall enter into an indemnification agreement in favor of the Guest in a manner no less favorable to such Guest than any indemnification arrangements for the benefit of members of the Board of Directors.

4. For the avoidance of doubt, although the Guest may speak and participate, the Guest shall have no right to vote on any matters presented to the Board of Directors or any committee of the foregoing. At no time shall the Guest hold himself or herself to act as a spokesperson for the Board or as an agent of or consultant to the Company or the Board, unless expressly authorized to do so by the Board.

5. This Letter Agreement shall terminate on the first anniversary of the date hereof, subject to paragraph 7.

6. The parties hereto agree that neither Sagard nor the Guest will assume any fiduciary duty or other liability toward the Company or its stockholders by virtue of the grant of guest rights to, or exercise of guest rights by, such Guest as set forth in this Letter Agreement, except as provided in Annex I. The Company hereby agrees to indemnify and hold harmless the Guest to the same extent and in the same manner as the Company indemnifies its non-employee members of the Board.

7. This Letter Agreement may be terminated by Sagard at any time in its sole discretion and by the Company, in its sole discretion, after March 1, 2014. This Letter Agreement may be amended, modified, extended or supplemented only by a writing executed by each of the parties hereto (or their respective successors and assigns).

8. The Company, on the one hand, and Sagard, on the other hand, each acknowledge and agree that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Letter Agreement by it and that, in the event of any breach or threatened breach hereof, (a) the non-breaching party will be entitled to injunctive and other equitable relief, without proof of actual damages; (b) the breaching party will not plead in defense thereto that there would be an adequate remedy at law; and (c) the breaching party agrees to waive any applicable right or requirement that a bond be posted by the non-breaching party. Such remedies will not be the exclusive remedies for a breach of this Letter Agreement, but will be in addition to all other remedies available at law or in equity.

9. All notices, consents, requests, instructions, approvals and other communications provided for herein, and all legal process in regard hereto, will be in writing and will be deemed validly given, made or served if (a) given by fax, when such fax is transmitted to the fax number set forth below and the appropriate confirmation is received, or (b) if given by any other means, when delivered in person, e-mail, or by overnight courier to the parties at the addresses on the signature page hereto.

10. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York. The Company, on the one hand, and Sagard, on the other hand, each (a) irrevocably and unconditionally consent to the personal jurisdiction and venue of the courts located in City and County of New York or in the United States District Court for the Southern District of New York; (b) agree that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agree that it shall not bring any action relating to this Letter Agreement or otherwise in any court other than the courts located in City and County of New York or in the United States District Court for the Southern District of New York; and (d) irrevocably waive the right to trial by jury.

11. This Letter Agreement and the Annex hereto and the other agreements explicitly referenced or contemplated herein constitute the only agreement between the Company, on the one hand, and Sagard, on the other hand, with respect to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written. This Letter Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign or otherwise transfer either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other parties hereto. Any purported transfer without such consent shall be void. No amendment, modification, supplement or waiver of any provision of this Letter Agreement shall be effective unless it is in writing and signed by the party or parties hereto affected thereby, and then only in the specific instance and for the specific purpose stated therein. Any waiver by any party hereto of a breach of any provision of this Letter Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Letter Agreement. The failure of a party hereto to insist upon strict adherence to any term of this Letter Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Letter Agreement.

12. This Letter Agreement is solely for the benefit of the parties hereto and is not enforceable by any other person.

IN WITNESS WHEREOF, the parties have executed this Letter Agreement by and through their duly authorized representatives as of the date first written above.

Company:		Recipient:

HUDSON GLOBAL, INC.		SAGARD CAPITAL PARTNERS, L.P.
		By:	Sagard Capital Partners GP, Inc.,
its general partner

By:	/s/ Manuel Marquez	By:	/s/ Dan Friedberg
	Name: Manuel Marquez		Name: Dan Friedberg
	Title: Chairman and Chief Executive Officer		Title: Managing Partner

Address for notices:		Address for notices:

10 South Wacker Drive, Suite 2600		325 Greenwich Avenue
Chicago, Illinois 60606		Greenwich Connecticut 06830
Fax: (312) 795-4299		Fax: (203) 629-6721

Attention:	Latham Williams	Attention:	Dan Friedberg
	SVP, Legal Affairs and Administration		Managing Partner

Annex I

CONFIDENTIALITY TERMS

Effective as of the Effective Date:

1. All confidential information of the Company or its subsidiaries, regardless of the form of communication (and including, without limitation, all Board materials), furnished after the Effective Date to Guest or Sagard or (on its behalf) to its Representatives, whether prepared by or on behalf of the Company, including the portions of all documents prepared by Sagard or (on its behalf) by any of its Representatives to the extent that they contain or reflect such information, are referred to herein as “Confidential Information.”

Notwithstanding anything to the contrary herein, the term “Confidential Information” does not include information:

(i) that is or becomes publicly available other than as a result of disclosure by Sagard or its Representatives in violation of this Letter Agreement;

(ii) that was available to Sagard or its Representatives prior to its disclosure under this Letter Agreement;

(iii) that is received from a third party not known by Sagard or its Representatives to have violated an obligation of confidentiality to the Company in disclosing such information; or

(iv) that is developed through the efforts of Sagard or its Representatives without use of the Confidential Information.

The term “Representatives” means a person’s affiliates and its and their respective directors, partners, members, managers, officers, agents, control persons, employees, consultants and representatives (including actual and potential attorneys, accountants, advisors, financing sources and, if applicable, their respective advisors); provided that, for the avoidance of doubt, the term “Representatives” does not include any person that would otherwise fall within the definition of such term but has not been provided with Confidential Information by or on behalf of Sagard hereunder.

2. Sagard agrees to keep the Confidential Information strictly confidential; provided that Confidential Information may be disclosed to its Representatives who need to know such information. Disclosure of Confidential Information by Sagard or its Representatives may also be made with the Company’s prior consent. Sagard further agrees to inform its Representatives that are provided with Confidential Information by or on behalf of Sagard hereunder of the existence of this Letter Agreement and to direct them to maintain the confidentiality of such Confidential Information (unless disclosure would be permitted hereunder). Sagard agrees to be responsible for breach of this Letter Agreement by such Representatives other than any such Representative that has entered into its own confidentiality agreement with the Company with respect to the Confidential Information or has agreed to abide by the confidentiality restrictions set forth in this Letter Agreement in an instrument naming the Company as a third party beneficiary thereof.

3. Notwithstanding anything to the contrary herein, if Sagard or any of its Representatives is requested or required pursuant to or in connection with any applicable law, rule, regulation or procedure of, under or before any governmental authority or self-regulatory agency (including any deposition, interrogatory, oral questioning, information or document request, subpoena, court order, regulatory filing, civil investigative demand or other similar process) to disclose Confidential Information, then such information may be disclosed without violation of this Letter Agreement; provided that Sagard agrees to notify the Company, to the extent reasonably practicable and legally permitted under the circumstances, prior to such disclosure so that the Company may, if it so chooses, seek a protective order or other appropriate remedy protecting the confidentiality of the Confidential Information. If the Company so requests in writing, Sagard will reasonably cooperate with the Company at the Company’s expense to obtain such a protective order or other appropriate remedy protecting the confidentiality of the Confidential Information.

4. Promptly following the written request of the Company, all Confidential Information provided to Sagard or (on its behalf) to any of its Representatives hereunder will be, at Sagard’s option, either returned to the Company or destroyed; provided, however, that Sagard and its Representatives

(i) may each retain one copy of the Confidential Information for recordkeeping or regulatory purposes and for the purpose of defending its rights and obligations hereunder, and

(ii) will not be required to return or destroy any computer or other electronic hardware or systems, to render any electronic data irrecoverable or to disable any existing electronic data backup procedures.

5. Sagard acknowledges that this Letter Agreement does not contain any representations or warranties, express or implied, regarding the accuracy or completeness of the Confidential Information. The Company acknowledges that private investment vehicles managed by certain of Sagard’s affiliates are engaged in the purchase of debt and equity securities of numerous companies, that they may now own or may in the future purchase or sell securities of the Company or one or more of its affiliates, and that they may from time to time possess information with respect to the Company or one or more of its affiliates.

6. Sagard hereby acknowledges that it is aware, and that it will advise its Representatives who receive any Confidential Information, that the United States and certain foreign securities laws prohibit any person who has received from certain persons any material, non-public information about an issuer from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

7. This Annex I will take effect on the Effective Date and will terminate one year after the termination of this Letter Agreement. Notwithstanding anything to the contrary herein, nothing in this Letter Agreement limits or applies in any way to the activities of Sagard’s Representatives so long as the individuals conducting such activities have not been provided with Confidential Information by or on behalf of Sagard hereunder. For the avoidance of doubt, (i) nothing in this Letter Agreement shall be deemed to bind any portfolio company or investment of Sagard, unless such portfolio company or investment in turn receives Confidential Information; and (ii) notwithstanding anything to the contrary contained in this Letter Agreement, for all purposes of this letter agreement, neither Power Corporation of Canada nor any person or entity which is controlled (as defined in Rule 12b-2 under the 1934 Act) directly or indirectly by Power Corporation of Canada (collectively, the “Power Entities”) shall be deemed bound by this Letter Agreement or considered a Representative.